Exhibit 10.1

MERCANTILE BANK CORPORATION/MERCANTILE BANK OF MICHIGAN

2012 MERCANTILE SENIOR EXECUTIVE OFFICER BONUS PLAN FOR MICHAEL H. PRICE

1.	Purpose of this Plan

This 2012 Mercantile Senior Executive Officer Bonus Plan (this “Plan”) is designed to reflect that the directors of Mercantile Bank Corporation (the “Company”) and Mercantile Bank of Michigan (the “Bank”) believe that the Company’s shareholders are willing to share financially in the operating results that are superior to those achieved during 2011.

The purpose of this Plan is to:

•	Promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	Encourage superior results by providing a meaningful incentive; and

•	Support teamwork among employees.

2.	Eligibility

Michael H. Price (“Mr. Price”) is included in this Plan. The following provisions (a) – (d) set forth circumstances where Mr. Price will, or will not, be eligible for a bonus payout, or where an unpaid bonus award will be cancelled:

(a) Mr. Price must be an active employee as of December 31, 2012 to be eligible to receive a bonus payout.

(b) If Mr. Price is out on medical leave as of December 31, 2012 he will be eligible to receive a bonus award.

(c) If Mr. Price is suspended with or without pay or is on final written warning as of December 31, 2012 he will not be eligible to receive a bonus award.

(d) If Mr. Price terminates his or her employment with the Bank during 2012, any unpaid bonus award for Mr. Price is cancelled.

Notwithstanding any of the provisions (a), (b), (c) or (d) above, no such provision shall adversely affect Mr. Price’s eligibility for, or right to receive, any bonus award, if during 2012, or during the first four months of 2013 pursuant to a notice given in 2012, Mr. Price’s employment terminates under one or more circumstances set forth in Section 8.5 or 9 of the Employment Agreement made as of the 18th day of October 2001 among Mr. Price, the Company and the Bank, as amended (a “Special Termination”).

3.	Performance Goal and Bonus Awards

Amounts payable for 2012 under (a) this Plan, (b) the 2012 Mercantile Non-Senior Executive Officer Bonus Plan (the “Non-SEO Plan”), and (c) the 2012 Mercantile Senior Executive Officer Bonus Plan for Robert B. Kaminski, Jr. and Charles E. Christmas (the “Kaminski Christmas SEO Plan”), are payable from substantially the same bonus fund (the “Bonus Fund”). A reference to any plan in provision (a), (b) or (c) of this paragraph above shall be deemed to include any amendments that from time to time are made to such plan. The Bonus Fund, if any, is determined by the overall operating performance of the Company. The Bonus Fund for 2012 is the amount, if any, by which (a) the actual 2012 consolidated net income of the Company and its consolidated subsidiaries, before federal income tax expense, and excluding any pre-tax bonus accrual expense (“2012 Net Income”), exceeds 1.68 times (b) the actual 2011 consolidated net income of the Company and its consolidated subsidiaries, before federal income tax expense (“2011 Net Income”). 2011 Net Income is $9,580,000. In making the calculation, actual residential mortgage loan sale and referral fee income, and related employee commissions, are excluded from the calculation of 2012 Net Income and 2011 Net Income. A bonus will be paid from the Bonus Fund to Mr. Price under this Plan up to the Maximum Bonus Payout (defined below).

The Maximum Bonus Payout for Mr. Price under this Plan equals 80% of the salary paid (or made available) to Mr. Price for services as an employee of the Bank or any affiliated company for the period from July 1, 2012 through December 31, 2012. Once the Maximum Bonus Payout is made under this Plan, no additional bonus can be paid under this Plan.

In the event that the amount available for bonuses under this Plan, the Non-SEO Plan and the Kaminski Christmas SEO Plan, is less than the amount necessary for a Maximum Bonus Payout under this Plan to Mr. Price and a maximum bonus payout under the Non-SEO Plan and the Kaminski Christmas SEO Plan to all of the eligible participants under those plans, the bonus payouts under this Plan, the Non-SEO Plan, and the Kaminski Christmas SEO Plan, and to the eligible participants in the Non-SEO Plan and the Kaminski Christmas SEO Plan, will be prorated. The proration of the Bonus Fund between this Plan, the Non-SEO Plan, and the Kaminski Christmas SEO Plan shall be 3.5% to this Plan, 92.3% to the Non-SEO Plan, and 4.2% to the Kaminski Christmas SEO Plan.

4.	Clawback Provision

Payouts made under this Plan are subject to recovery or clawback, and Mr. Price will be required to promptly return the monies (or any portion of the monies requested by the Company) in each of the following circumstances:

•

if it is determined that Mr. Price was engaging in an activity during 2012 that would have resulted in Mr. Price being suspended without pay, placed on final written warning or terminated on or before December 31, 2012, and no Special Termination of Mr. Price is involved.

•

If the payout is based on materially inaccurate financial statements (which includes, but is not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, including net income, or if the payout is otherwise required to be recovered by the Company or the Bank under law or rules that apply due to the Company’s participation in the Capital Purchase Program under the United States Department of the Treasury’s Troubled Asset Relief Program.

•

If the payout is required to be returned pursuant to a policy adopted by the Company regarding clawback in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any stock exchange or other rule adopted pursuant to that Act.

In the event that the Company or Bank demands recovery or clawback of any payout (or portion of any payout), and Mr. Price does not promptly return the payout (or demanded portion of the payout) to the Company or the Bank, Mr. Price shall be required to pay to the Company or the Bank, immediately upon demand, all expenses, including reasonable attorneys’ fees, incurred to recover the payout (or demanded portion of the payout), unless Mr. Price establishes in an appropriate legal proceeding that he or she had no obligation under this Section of this Plan to return the payout (or demanded portion of the payout). Mr. Price, as a condition to receiving a payout under this Plan, may be required to agree in writing to the terms of this Section.

5.	Timing of Bonus Payouts

Bonus awards that are earned under this Plan for 2012 will be paid to Mr. Price on or before March 15, 2013.

6.	Plan Administration

The Board of Directors of the Bank and the Company’s Compensation Committee, or if the Board of Directors of the Bank so designates, another committee of the Board of Directors of the Company or the Bank (each an “Administrator”), will each have the authority to administer and interpret this Plan, and approve or determine the amounts to be distributed under this Plan as bonus awards, in its sole discretion. Any interpretation or construction of this Plan or approval or determination of bonus awards by an Administrator, will be final and binding on the Company, the Bank and their respective subsidiaries, all employees and past employees of any of them, their heirs, successors and assigns. No member of the Board of Directors of the Bank or the Company, or any of their affiliates, or any committee of the Board of Directors of the Bank, the Company, or any affiliate, will be liable for any action or determination made in good faith regarding this Plan or any bonus award.

7.	No Right to Employment

This Plan does not give Mr. Price any right to continued employment, or limit in any way the right of the Bank or any affiliated company to terminate his employment at any time.

8.	Withholding of Taxes

The Bank and any affiliated company will have the right to deduct from any payment to be made pursuant to this Plan any Federal, state or local taxes required by law to be withheld. It is contemplated that substantially all payments that are made under this Plan will be made by the Bank or one of its subsidiaries, and not by the Company.

9.	Amendment of this Plan

This Plan may be amended from time to time by the Board of Directors of the Bank, without the consent of Mr. Price, (a) to the extent required to comply with applicable law; (b) to make reasonable adjustments for any acquisition or sale of a business or branch, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company or any of its consolidated subsidiaries; (c) to make any changes that do not materially and adversely affect the bonus award payable to Mr. Price; (d) to expand the employees who are eligible to receive a bonus from the amounts available for bonuses under this Plan; or (e) to make any other changes that the Board of Directors of the Bank, in its sole discretion, deems appropriate, even if such changes materially and adversely affect, or eliminate, the bonus award payable to Mr. Price; provided that, after a Special Termination or notice that will result in a Special Termination, no amendment made under provision (d) or (e) of this paragraph above shall adversely affect any of Mr. Price’s rights under this Plan. To the extent required to comply with applicable stock exchange rules, any amendment to this Plan shall be submitted to the Company’s Compensation Committee for a recommendation or approval.

10.	Governing Law

The validity, construction and interpretation of this Plan will be determined in accordance with the laws of the State of Michigan.

11.	Effective Date

This Plan was approved by the Boards of Directors of the Company and the Bank on June 28, 2012, and is effective as of July 1, 2012.